Exhibit 99.6

  Pegasus Satellite Television Files for Protection under Chapter 11 to Prevent
        NRTC AND DIRECTV from Seeking to Implement Unlawful Termination

        All Pegasus Entities Will Continue To Operate in Ordinary Course

BALA CYNWYD, PA, June 2, 2004 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that its subsidiaries, Pegasus Satellite Television, Inc., Pegasus Satellite Communications, Inc., and Pegasus Media & Communications, Inc., and certain of their subsidiaries have filed for protection under Chapter 11 of the U.S. Bankruptcy Code in order to prevent the National Rural Telecommunications Cooperative (NRTC) and DIRECTV from seeking to implement an unlawful termination of Pegasus Satellite Television's agreements for exclusive distribution of DIRECTV services. These filings will seek affirmation by the Bankruptcy Court of Pegasus Satellite Television's valuable rights as well as damages resulting from NRTC's and DIRECTV's actions to impair those rights, including NRTC's breach of its duties to Pegasus Satellite Television, NRTC's majority owner. Pegasus Satellite Television believes the filing will also enable it to continue to provide uninterrupted service to its 1.1 million rural subscribers during the resolution of these disputes and to continue to meet its responsibilities to its employees and business partners in the ordinary course.

Pegasus Satellite Television is involved in an ongoing dispute regarding the duration of its right to exclusive distribution of DIRECTV services. This dispute was brought to a head this morning, when NRTC and DIRECTV purported to terminate Pegasus Satellite Television's exclusive distribution arrangements with the NRTC.

Mark Pagon, Chairman and Chief Executive Officer of Pegasus Communications Corporation, parent of Pegasus Satellite Television, said: "Action this morning by NRTC and DIRECTV that purports to terminate our long-standing agreements is unlawful. We intend to take all appropriate actions necessary to prevent NRTC and DIRECTV from implementing this latest scheme to deprive our stakeholders of the substantial value that we have successfully created in our satellite television business since 1994. It is with the greatest reluctance that we have concluded that Pegasus Satellite Television must seek the protection of Chapter 11 in order to protect our customers, employees, business partners, creditors and owners - while we seek affirmation of our rights. We intend to pursue a resolution of these matters as expeditiously as possible."

Pegasus Satellite Television is the nation's largest independent provider of DIRECTV(R), the country's leading Direct Broadcast Satellite (DBS) service. Pegasus Satellite Television has the exclusive right to provide DIRECTV to more than 8.4 million homes in 41 states and serves 1.1 million rural subscribers. Pegasus Satellite Television had annual revenues of $831.2 million in 2003 and DBS operating profit before depreciation and amortization (EBITDA) of $213.8 million.

The Chapter 11 filing was made in the U.S. Bankruptcy Court in Portland, Maine. The Chapter 11 filing does NOT include Pegasus Communications or its direct subsidiaries (other than Pegasus Satellite Communications) which are unaffected by today's filing.

The filing entities' financial advisor is Miller Buckfire Lewis Ying & Co., LLC. Its legal advisors are Sidley Austin Brown & Wood LLP and Bernstein, Shur, Sawyer & Nelson.

About Pegasus

Pegasus Communications Corporation through its subsidiary, Pegasus Satellite Communications, provides digital satellite television to rural households throughout the United States and owns and/or operates television stations affiliated with CBS, FOX, UPN and The WB networks.

Pegasus Communications Corporation also has other assets and operations conducted through subsidiaries that have not filed for Chapter 11, including:

o Pegasus Development Corporation, which holds two Ka band satellite licenses granted by the FCC and intellectual property rights licensed from Personalized Media Communications L.L.C.
o Pegasus Guard Band LLC, which holds FCC licenses to provide terrestrial communications services in the 700 MHZ spectrum.
o Pegasus Rural Broadband LLC, which is developing a business to provide broadband Internet access in rural areas.
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Additional information about the restructuring will be available at the following web site: www.pgtv.com

Safe Harbor

Any statements which are not historical facts are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward-looking statements. Such forward- looking statements may be identified with words such as "we expect," "we predict," "we believe," "we project," "we anticipate," and similar expressions.

Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events, including pending transactions, will occur as anticipated or that the Company's results will be as estimated.

Factors which can affect our performance and future events are described in our filings with the Securities and Exchange Commission, and include the following: general economic and business conditions, nationally, internationally, and in the regions in which we operate; catastrophic events, including acts of terrorism; relationships with and events affecting third parties like DirecTV, Inc. and the National Rural Telecommunications Cooperative; litigation with DirecTV, Inc., including the judgment with respect to the Seamless Marketing litigation; the recent change of control of DirecTV, Inc.; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; competition, including the provision of local channels by a competing direct satellite provider in markets where DirecTV does not offer local channels; the loss of any significant numbers of subscribers or viewers; changes in business strategy or development plans; the cost of pursuing new business initiatives; an expansion of land-based communications systems; technological developments and difficulties; our ability to obtain intellectual property licenses and to avoid committing intellectual property infringement; our ability to attract and retain qualified personnel; our significant indebtedness; and the availability and terms of capital to fund the expansion of our businesses.

Persons are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:

Press:
Cheryl Crate
Pegasus Communications Corporation
(703) 892-4230
cheryl.crate@pgtv.com

or

Michael Freitag or Victoria Weld
Kekst and Company
(212) 521-4800

Investors:
Andrew Smith
Pegasus Communications Corporation
(610) 934-7000
andrew.smith@pgtv.com